                                                                     EXHIBIT 2.1





                          AGREEMENT AND PLAN OF MERGER


                                 by and between


                      ELECTRONIC TRANSMISSION CORPORATION,
                              a Texas corporation

                                      and

                          ETC TRANSACTION CORPORATION,
                         an Alberta, Canada corporation





                                  May 1, 1996

ARTICLE/SECTION                                                                               PAGE
---------------                                                                               ----
RECITALS                    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1

    ARTICLE 1    THE MERGER . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.1     The Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.2     Closing    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
         1.3     Effective Time of the Merger . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.4     Articles of Incorporation and Bylaws . . . . . . . . . . . . . . . . . . . . . . . .    2
         1.5     Directors and Officers of the Surviving Corporation  . . . . . . . . . . . . . . . .    2

    ARTICLE 2    CONVERSION OF SHARES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.1     Conversion of Company Common Stock . . . . . . . . . . . . . . . . . . . . . . . . .    2
         2.2     Stock Certificates . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.3     Fractional Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
         2.4     Dissenting Shares  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3

    ARTICLE 3    REPRESENTATION AND WARRANTIES OF TRANSACTION CORP. . . . . . . . . . . . . . . . . .    4
         3.1     Organizations  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.2     Capitalization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.3     Certain Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.4     Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . .    4
         3.5     Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . .    4

    ARTICLE 4    REPRESENTATIONS AND WARRANTIES OF ETC-TEXAS  . . . . . . . . . . . . . . . . . . . .    5
         4.1     Organization . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
         4.2     Capitalization and Ownership of ETC-Texas  . . . . . . . . . . . . . . . . . . . . .    5
         4.3     Certain Corporate Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.4     Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.5     Authority Relative to this Agreement . . . . . . . . . . . . . . . . . . . . . . . .    6
         4.6     Consents and Approvals; No Violations  . . . . . . . . . . . . . . . . . . . . . . .    6
         4.7     Reports    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.8     Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    7
         4.9     Events Subsequent to Financial Statements  . . . . . . . . . . . . . . . . . . . . .    7
         4.10    Undisclosed Liabilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.11    Tax Returns and Audits . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    8
         4.12    Real Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.13    Books and Records  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.14    Questionable Payments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.15    Environmental Matters  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    9
         4.16    Intellectual Property  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.17    Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.18    Contracts  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   10
         4.19    Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.20    Employees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.21    Employee Benefit Plans . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.22    Legal Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.23    Broker's Fees  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
         4.24    Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11

    ARTICLE 5    CONDUCT OF BUSINESS PENDING THE CLOSING  . . . . . . . . . . . . . . . . . . . . . .   12
         5.1     Conduct of Business by ETC-Texas Pending the Closing . . . . . . . . . . . . . . . .   12
         5.2     Other Actions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

    ARTICLE 6    ADDITIONAL AGREEMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13
         6.1     Access and Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   13

         6.2     Registration Statement   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         6.3     Meetings of Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         6.4     Press Releases . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   14
         6.5     Reimbursement of Transaction Corp. . . . . . . . . . . . . . . . . . . . . . . . . .   14

    ARTICLE 7    CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   15
         7.1     Conditions to Obligations of Each Party to Effect the Closing  . . . . . . . . . . .   15
         7.2     Additional Conditions to Transaction Corp.'s Obligations . . . . . . . . . . . . . .   15
         7.3     Additional Conditions to ETC-Texas' Obligations  . . . . . . . . . . . . . . . . . .   17

    ARTICLE 8    REMEDIES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         8.1     Indemnification by ETC-Texas . . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         8.2     Indemnification by Transaction Corp. . . . . . . . . . . . . . . . . . . . . . . . .   18
         8.3     Conditions of Indemnification  . . . . . . . . . . . . . . . . . . . . . . . . . . .   18
         8.4     Waiver     . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   19
         8.5     Remedies Not Exclusive . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20

    ARTICLE 9    TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         9.1     Termination by Mutual Consent  . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         9.2     Termination by Any Party . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         9.3     Effect of Termination and Abandonment  . . . . . . . . . . . . . . . . . . . . . . .   20

    ARTICLE 10   GENERAL PROVISIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         10.1    Notices    . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   20
         10.2    Interpretation . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.3    Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.4    Miscellaneous  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.5    Separate Counsel . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.6    Governing Law  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   21
         10.7    Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

                          AGREEMENT AND PLAN OF MERGER


         This AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 1, 1996, is made and entered into by and between ETC Transaction Corporation, an Alberta, Canada corporation ("Transaction Corp.") f/k/a Solo Petroleums, Ltd. ("Solo") and Electronic Transmission Corporation, a Texas corporation ("ETC-Texas").

                                    RECITALS

         WHEREAS, the Board of Directors of Transaction Corp. has adopted resolutions approving and adopting the continuance and domestication of Transaction Corp. into a Delaware corporation (the "Continuance") for the purposes of merging with ETC-Texas (the "Merger");

         WHEREAS, the Board of Directors of ETC-Texas has adopted resolutions approving and adopting the Merger;

         WHEREAS, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"); and

         NOW, THEREFORE, in consideration of the foregoing premises, the representations, warranties and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and subject to the conditions set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1
                                   THE MERGER

1.1 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time (as defined in Section 1.3 hereof), ETC-Texas shall be merged with and into Transaction Corp. and the separate corporate existence of ETC-Texas shall thereupon cease. Transaction Corp. (sometimes hereinafter referred to as the "Surviving Corporation") shall be the surviving corporation in the Merger. The Merger shall have the effects set forth in the applicable provisions of the Delaware General Corporation Law (the "DGCL") and the Texas Business Corporation Act (the "TBCA").

1.2 Closing. The closing of the Merger (the "Closing") shall take place at a time and place to be mutually agreed upon by ETC-Texas and Transaction Corp. as soon as the conditions set forth in Article 7 have been satisfied or waived or as soon as practicable thereafter. Such date is herein referred to as the "Closing Date."

1.3 Effective Time of the Merger. If all of the conditions to the Merger set forth in Article 7 shall have been fulfilled or waived in accordance herewith and this Agreement shall not have been terminated as provided in
Article 9, the parties hereto shall cause Articles of Merger (the "Articles of Merger") that meet the requirements of the applicable provisions of the DGCL and the TBCA, respectively, to be properly executed and filed with the Secretary of State of the States of Delaware and Texas, respectively, on the Closing Date. The Merger shall be effective at the time of acceptance of the filing of the Articles of Merger with the Secretary of State of the States of Delaware and Texas in accordance with the DGCL and the TBCA, respectively, or at such later time which the parties hereto shall have agreed upon and designated in such filing as the effective time of the Merger (the "Effective Time").

1.4 Certificate of Incorporation and Bylaws. In continuing and domesticating into Delaware, Transaction Corp. shall file a Certificate of Incorporation and Bylaws with the Secretary of State of the State of Delaware and such Certificate of Incorporation and Bylaws of Transaction Corp. shall become the Certificate of Incorporation and Bylaws of Transaction Corp. and of the Surviving Corporation, subject always to the right of the Surviving Corporation to amend its Articles of Incorporation and Bylaws in accordance with the laws of the State of Delaware and the provisions of the Certificate of Incorporation and Bylaws.





AGREEMENT AND PLAN OF MERGER - Page 1

1.5 Directors and Officers of the Surviving Corporation. The directors and officers of ETC-Texas immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation and shall hold such positions from the Effective Time until their respective successors are duly elected or appointed and qualify in the manner provided in the Certificate of Incorporation and Bylaws of the Surviving Corporation or as otherwise provided by law.

                                   ARTICLE 2
                              CONVERSION OF SHARES

2.1 Conversion of Company Common Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Transaction Corp. or ETC-Texas or any holder of capital stock of any of them:

         (a) Subject to the limitations contained herein, each share of common stock of ETC-Texas, no par value (the "ETC-Texas Common Stock"), issued and outstanding immediately prior to the Effective Time shall be automatically converted into the right to receive one and one-fourth of a share of common stock of Transaction Corp. no par value (the "Transaction Corp. Common Stock").

         (b) All shares of ETC-Texas Common Stock shall be cancelled and cease to be outstanding and each holder of a certificate representing ETC-Texas Common Stock shall thereafter cease to have any rights with respect thereto except as set forth in this Article 2.

2.2 Stock Certificates. At or following the Effective Time, each holder of an outstanding certificate or certificates representing ETC-Texas Common Stock shall surrender the same to Transaction Corp. and Transaction Corp. shall, in exchange therefor, cause to be issued to the holder of such certificate(s) a new certificate representing shares of Transaction Corp. Common Stock in accordance with this Article 2, less any amount required to be withheld under applicable federal, state or local tax requirements, and the surrendered certificate(s) shall be cancelled. Until so surrendered and exchanged, each such certificate shall represent solely the right to receive shares of Transaction Corp. Common Stock in accordance with this Article 2, without interest and less any tax withholding.

2.3 Fractional Shares. No fractional shares of Transaction Corp. Common Stock shall be issued in the Merger. In lieu thereof, all fractional shares of Transaction Corp. Common Stock that a holder of ETC-Texas Common Stock would otherwise be entitled to receive as a result of the Merger shall be automatically converted into the right to receive one full share of Transaction Corp. Common Stock.

2.4 Dissenting Shares. Each share of ETC-Texas Common Stock issued and outstanding immediately prior to the Effective Time not voted in favor of the Merger, the holder of which has given written notice of the exercise of dissenter's rights as required by the TBCA is herein called a "Dissenting Share." Dissenting Shares shall not be converted into or represent the right to receive shares of Transaction Corp. Common Stock pursuant to this Article 2 and shall be entitled only to such rights as are available to such holder pursuant to the TBCA, unless the holder thereof shall have withdrawn or forfeited his dissenter's rights. Each holder of Dissenting Shares shall be entitled to receive the value of such Dissenting Shares held by him in accordance with the applicable provisions of the TBCA. Transaction Corp. will promptly pay to any holder of Dissenting Shares such amount as such holder shall be entitled to receive in accordance with the applicable provisions of the TBCA. If any holder of Dissenting Shares shall effectively withdraw or forfeit his dissenter's rights under the TBCA, such Dissenting Shares shall be converted into the right to receive shares of Transaction Corp. Common Stock in accordance with this Article 2.

                                   ARTICLE 3
              REPRESENTATIONS AND WARRANTIES OF TRANSACTION CORP.

         Transaction Corp. hereby represents and warrants to ETC-Texas as follows:

3.1 Organization. Transaction Corp. has been duly incorporated, is validly existing as a corporation and is in good standing under the laws of Alberta, its province of incorporation, and has the requisite corporate power to carry on its business as now conducted.





AGREEMENT AND PLAN OF MERGER - Page 2

3.2 Capitalization. The authorized capital stock of Transaction Corp. consists of an unlimited number of Class "A" Common Shares and an unlimited number of Class "B" Preferred Shares in the capital stock of Transaction Corp. As of the date of this Agreement, 1,487,428 Class "A" Common Shares of Transaction Corp. are issued and outstanding. No Class "B" Preferred Shares have been issued. All of the issued and outstanding shares of Transaction Corp. Common Stock are validly issued, fully paid and nonassessable and free of preemptive rights. All shares of Transaction Corp. Common Stock issuable in accordance with this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

3.3 Certain Corporate Matters. Transaction Corp. is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the ownership of its properties, the employment of its personnel or the conduct of its business requires it to be so qualified, except where such failure would not have a material adverse effect on Transaction Corp.'s financial condition, results of operations or business. Transaction Corp. has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged and to own and use the properties owned and used by it.

3.4 Authority Relative to this Agreement. Transaction Corp. has the requisite corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Transaction Corp. and the consummation by Transaction Corp. of the transactions contemplated hereby have been duly authorized by the Board of Directors of Transaction Corp. and, subject to stockholder approval as set forth in this Agreement, no other actions on the part of Transaction Corp. are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Transaction Corp. and constitutes, subject to stockholder approval as set forth in this Agreement, a valid and binding agreement of Transaction Corp., enforceable against Transaction Corp. in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

3.5 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities or blue sky laws, and the filing and recordation of a certificate of merger or the articles of merger as required by the DGCL and the TBCA, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by Transaction Corp. of the transactions contemplated by this Agreement. Neither the execution or delivery of this Agreement by Transaction Corp. nor the consummation by Transaction Corp. of the transactions contemplated hereby, nor compliance by Transaction Corp. with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Certificate of Incorporation or Bylaws of Transaction Corp. (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which Transaction Corp. is a party or by which it or its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Transaction Corp. or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to Transaction Corp. taken as a whole.

                                   ARTICLE 4
                       REPRESENTATIONS AND WARRANTIES OF
                                   ETC-TEXAS

         ETC-Texas hereby represents and warrants to Transaction Corp. as follows:

4.1 Organization. ETC-Texas is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, and has the requisite corporate power to carry on its business as now conducted.

4.2 Capitalization and Ownership of ETC-Texas. ETC-Texas' entire authorized capital stock consists of 8,000,000 shares of ETC-Texas Common Stock, no par value and 2,000,000 shares of ETC-Texas Preferred Stock, no par value. All shares of ETC-Texas Common Stock have been duly authorized and are validly issued,





AGREEMENT AND PLAN OF MERGER - Page 3
fully paid and nonassessable and have not been issued in violation of any pre-emptive rights. Except as set forth on Schedule 4.2 hereto, there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights or other agreements or commitments to which ETC-Texas is a party or which is binding upon ETC-Texas providing for the issuance by ETC-Texas or transfer by ETC-Texas of additional shares of its capital stock and ETC-Texas has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments based upon the book value, income or other attribute of ETC-Texas.

4.3 Certain Corporate Matters. ETC-Texas is duly licensed or qualified to do business and is in good standing as a foreign corporation in every jurisdiction in which the character of ETC-Texas' properties or nature of ETC-Texas' business requires it to be so licensed or qualified other than such jurisdictions in which the failure to be so licensed or qualified does not, or insofar as can reasonably be foreseen, in the future will not, have a material adverse effect on its financial condition, results of operations or business. ETC-Texas has full corporate power and authority and all authorizations, licenses and permits necessary to carry on the business in which it is engaged or in which it proposes presently to engage and to own and use the properties owned and used by it. ETC-Texas has delivered to Transaction Corp. true, accurate and complete copies of its Articles of Incorporation and Bylaws, which reflect all amendments made thereto at any time prior to the date of this Agreement. The records of meetings of the shareholders and Board of Directors of ETC-Texas are complete and correct in all material respects. The stock records of ETC-Texas and the shareholder lists of ETC-Texas that ETC-Texas has previously furnished to Transaction Corp. are complete and correct in all material respects and accurately reflect the record ownership and the beneficial ownership of all the outstanding shares of ETC-Texas' capital stock and all other outstanding securities issued by ETC-Texas. ETC-Texas is not in default under or in violation of any provision of its Articles of Incorporation or Bylaws in any material respect. ETC-Texas is not in default or in violation of any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability by which it is bound or to which any of its assets is subject.

4.4 Subsidiaries. ETC-Texas does not own, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity.

4.5 Authority Relative to this Agreement. ETC-Texas has the requisite corporate power and authority to enter into this Agreement and carry out its obligations hereunder. The execution, delivery and performance of this Agreement by ETC-Texas and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of ETC-Texas and, subject to shareholder approval as set forth in this Agreement, no other actions on the part of ETC-Texas are necessary to authorize this Agreement or the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by ETC-Texas and constitutes, subject to shareholder approval as set forth in this Agreement, a valid and binding obligation of ETC-Texas, enforceable in accordance with its terms, except as such enforcement may be limited by bankruptcy, insolvency or other similar laws affecting the enforcement of creditors' rights generally or by general principles of equity.

4.6 Consents and Approvals; No Violations. Except for applicable requirements of the Securities Act, the Exchange Act, state securities or blue sky laws, and the filing and recordation of a certificate of merger or the articles of merger as required by the DGCL and the TBCA, no filing with, and no permit, authorization, consent or approval of, any public body or authority is necessary for the consummation by ETC-Texas of the transactions contemplated by this Agreement. Neither the execution or delivery of this Agreement by ETC-Texas nor the consummation by ETC-Texas of the transactions contemplated hereby, nor compliance by ETC-Texas with any of the provisions hereof, will (a) conflict with or result in any breach of any provisions of the Articles of Incorporation or Bylaws of ETC-Texas, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, contract, agreement or other instrument or obligation to which ETC-Texas is a party or by which it or any of its properties or assets may be bound or (c) violate any order, writ, injunction, decree, statute, rule or regulation applicable to ETC-Texas, or any of its properties or assets, except in the case of clauses (b) and (c) for violations, breaches or defaults which are not in the aggregate material to ETC-Texas taken as a whole.





AGREEMENT AND PLAN OF MERGER - Page 4

4.7 Financial Statements. ETC-Texas has delivered to Transaction Corp. all financial information requested by Transaction Corp. (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles consistently applied throughout the periods covered thereby and present fairly the financial condition of ETC-Texas as of such dates and the results of its operations and changes in cash flows for such periods.

4.8 Events Subsequent to Financial Statements. Since March 31, 1996, there has not been:

         (a) Any adverse change in the financial condition, results of operations or business of ETC-Texas;

         (b) Any sale, lease, transfer, license or assignment of any assets, tangible or intangible, of ETC-Texas;

         (c) Any damage, destruction or property loss, whether or not covered by insurance, affecting adversely the properties or business of ETC-Texas;

         (d) Any declaration, setting aside or payment of any dividend or distribution with respect to the shares of capital stock of ETC-Texas or any redemption, purchase or other acquisition of any such shares;

         (e) Any subjection to any lien on any of the assets, tangible or intangible, of ETC-Texas;

         (f) Any incurrence of indebtedness or liability or assumption of obligations by ETC-Texas;

         (g) Any waiver or release by ETC-Texas of any right of any material value;

         (h) Any increase in compensation or benefits to officers or directors of ETC-Texas;

         (i) Any change made or authorized in the Articles of Incorporation or Bylaws of ETC-Texas;

         (j) Except as set forth on Schedule 4.9 hereto, any issuance, transfer, sale or other disposition by ETC-Texas of any shares of its capital stock or other equity securities, or any grant of any options, warrants or other rights to purchase or obtain (including upon conversion or exercise) shares of its capital stock or other equity securities;

         (k) Any loan to or other transaction with any officer, director or shareholder of ETC-Texas giving rise to any claim or right of ETC-Texas against any such person or of such person against ETC-Texas; or

         (l) Any other transaction or commitment entered into other than in the ordinary course of business by ETC-Texas.

4.9 Undisclosed Liabilities. ETC-Texas has no material liability or obligation whatsoever, either accrued, absolute, contingent or otherwise.

4.10 Tax Returns and Audits. ETC-Texas has duly and timely filed or caused to be filed all federal, foreign, state and local income, franchise, sales, value added and property tax returns (the "Tax Returns") required to be filed by it and has paid in full or fully reserved against in the Financial Statements all taxes, interest, penalties, assessments and deficiencies due or claimed to be due by it to foreign, federal, state or local taxing authorities (including taxes on properties, income, franchises, licenses, sales, use and payrolls). The income tax returns filed by ETC-Texas are not being, to the knowledge of ETC-Texas, examined by the Internal Revenue Service (the "IRS") or other applicable taxing authorities for any period. All taxes or estimates thereof that are due as of December 31, 1995, or are claimed or asserted by any taxing authority to be due as of such date, have been (a) timely and appropriately paid so as to avoid penalties for underpayment or (b) accrued for on the balance sheet as of December 31, 1995, as contained in the Financial Statements. Except for amounts not yet due and payable, all tax liabilities to which the properties of ETC-Texas may be subject have been paid and discharged. The provisions for income and other taxes payable reflected in the Financial Statements make adequate provision for all then accrued and unpaid taxes of ETC-Texas. There are no tax liens on any property of ETC-Texas, nor are there any pending or threatened examinations or tax claims asserted. ETC-Texas has





AGREEMENT AND PLAN OF MERGER - Page 5
not been granted any extensions of limitation periods applicable to tax claims. Since December 31, 1996, except jurisdictions in which ETC-Texas filed tax returns, no claim has been made by a taxing authority that ETC-Texas is or may be subject to taxation by that jurisdiction. All copies of Tax Returns delivered to Transaction Corp. by ETC-Texas are true and correct, and any and all notices from foreign, federal, state and local taxing authorities, tax examination reports and statements of deficiencies assessed against or agreed to by ETC-Texas since December 31, 1996 have been made available to Transaction Corp. ETC-Texas is not a party to, or bound by, any tax indemnity, tax sharing or tax allocation agreement. ETC-Texas is not a member of an "affiliated group," as defined in Section 1504(a) of the Code and is not the owner of any interest in a partnership, joint venture, trust, limited liability company or other entity or organization. All positions taken on federal Tax Returns that could give rise to a penalty for substantial understatement pursuant to Section 6662(d) of the Code have been disclosed on such Tax Returns. ETC-Texas has not agreed to and is not required to make any adjustment pursuant to Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method. ETC-Texas has no application pending with any taxing authority requesting permission for any changes in any accounting method, and the IRS has not proposed any such adjustment or change in accounting method. ETC-Texas is not subject to any limitation under Section 382 or Section 383 of the Code.

4.11 Real Property. ETC-Texas does not own any real property. ETC-Texas does lease the premises located at 5025 Arapaho Road, Suite 515, Dallas, Texas 75248 as its principal place of business.

4.12 Books and Records. The books and records of ETC-Texas fairly reflect the transactions to which ETC-Texas is a party or by which its properties are bound.

4.13 Questionable Payments. ETC-Texas nor any employee, agent or representative of ETC-Texas has, directly or indirectly, made any bribes, kickbacks, illegal payments or illegal political contributions using ETC-Texas funds or made any payments from ETC-Texas' funds to governmental officials for improper purposes or made any illegal payments from ETC-Texas' funds to obtain or retain business.

4.14     Environmental Matters.

         (a) Environmental Laws. ETC-Texas is not currently in violation of, or subject to any existing, pending or threatened investigation or inquiry by any governmental authority or to any remedial obligations under, any laws or regulations pertaining to health or the environment (hereinafter sometimes collectively called "Environmental Laws"), including without limitation (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. 9601 et seq.), as amended by the Superfund Amendments and Reauthorization Act of 1986 ("CERCLA"), and the regulations promulgated thereunder, (ii) the Resource Conservation and Recovery Act of 1976 (42 U.S.C. 6901 et seq.), as amended by the Hazardous and Solid Waste Amendment of 1984 ("RCRA"), and the regulations promulgated thereunder, (iii) any statutes, rules or regulations, whether federal, state or local, relating to asbestos or polychlorinated biphenyls, and (iv) the provisions contained in any applicable state statutes, rules and regulations. This representation and warranty would continue to be true and correct following disclosure to the applicable governmental authorities of all relevant facts, conditions and circumstances, if any, pertaining to the assets and operations of ETC-Texas.

         (b) Use of Assets. To the best knowledge of ETC-Texas, the assets of ETC-Texas have never been used in a manner that would be in violation of any of the Environmental Laws, including without limitation CERCLA, RCRA and any applicable state statutes, rules or regulations.

         (c) Permits. ETC-Texas has not obtained and is not required to obtain, and ETC-Texas has no knowledge of any reason that Transaction Corp. will be required to obtain, any permits, licenses or similar authorizations to construct, occupy, operate or use any buildings, improvements, fixtures and equipment owned or leased by ETC-Texas by reason of any Environmental Laws.

         (d) Superfund List. To the best knowledge of ETC-Texas, none of the assets owned or leased by ETC-Texas are on any federal or state "Superfund" list or subject to any environmentally related liens.





AGREEMENT AND PLAN OF MERGER - Page 6

4.15 Intellectual Property. Except as set forth on Schedule 4.15, there are no patents and patent applications, trade names, trademark and service mark registrations and applications for or registered trade dress rights, common law trademarks and copyright registrations and applications owned by ETC-Texas or which ETC-Texas is licensed to use.

4.16 Insurance. Except as disclosed on Schedule 4.16, ETC-Texas has no insurance policies in effect.

4.17 Contracts. Except as disclosed on Schedule 4.17, ETC-Texas has no material contracts, leases, arrangements and commitments (whether oral or written). ETC-Texas is not a party to or bound by or affected by any contract, lease, arrangement or commitment (whether oral or written) relating to: (a) collective bargaining with, or any representation of any employees by, any labor union or association; (b) the purchase or sale of real property; (c) distribution, agency or construction; and (d) lending or advancing of funds.

4.18 Litigation. ETC-Texas is not subject to any judgment or order of any court or quasijudicial or administrative agency of any jurisdiction, domestic or foreign, nor is there any charge, complaint, lawsuit or governmental investigation pending or, to the best knowledge of ETC-Texas, threatened against ETC-Texas. ETC-Texas is not a plaintiff in any action, domestic or foreign, judicial or administrative. There are no existing actions, suits, proceedings or investigations of ETC-Texas, and ETC-Texas knows of no basis for such actions, suits, proceedings or investigations. There are no unsatisfied judgments, orders, decrees or stipulations affecting ETC-Texas or to which ETC-Texas is a party.

4.19 Employees. ETC-Texas currently leases 30 persons. ETC-Texas has entered into written employment agreements with certain officers and/or directors of ETC-Texas as outlined on Schedule 4.19. ETC-Texas is not a party to or bound by any collective bargaining agreement. There are no loans or other obligations payable or owing by ETC-Texas to any shareholder, officer, director or employee of ETC-Texas, nor are there any loans or debts payable or owing by any of such persons to ETC-Texas or any guarantees by ETC-Texas of any loan or obligation of any nature to which any such person is a party.

4.20 Employee Benefit Plans. ETC-Texas has no (a) non-qualified deferred or incentive compensation or retirement plans or arrangements, (b) qualified retirement plans or arrangements, (c) other employee compensation, severance or termination pay or welfare benefit plans, programs or arrangements or (d) any related trusts, insurance contracts or other funding arrangements maintained, established or contributed to by ETC-Texas within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

4.21 Legal Compliance. No claim has been filed against ETC-Texas alleging a violation of any applicable laws and regulations of foreign, federal, state and local governments and all agencies thereof. ETC-Texas holds all of the material permits, licenses, certificates or other authorizations of foreign, federal, state or local governmental agencies required for the conduct of its business as presently conducted.

4.22 Broker's Fees. ETC-Texas nor anyone on its behalf has any liability to any broker, finder, investment banker or agent, or has agreed to pay any brokerage fees, finder's fees or commissions, or to reimburse any expenses of any broker, finder, investment banker or agent in connection with the Merger or any similar transaction.

4.23 Disclosure. The representations and warranties and statements of fact made by ETC-Texas in this Agreement and in any Schedule hereto are, as applicable, accurate, correct and complete and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained herein or therein not misleading.

                                   ARTICLE 5
                    CONDUCT OF BUSINESS PENDING THE CLOSING

5.1 Conduct of Business by ETC-Texas Pending the Closing. ETC-Texas covenants and agrees that prior to the Closing Date:





AGREEMENT AND PLAN OF MERGER - Page 7

         (a) ETC-Texas shall conduct its business and operations only in the usual and ordinary course of business and consistent with past custom and practice;

         (b) ETC-Texas shall not directly or indirectly do any of the following: (i) sell, pledge, dispose of or encumber any of its assets;
         (ii) amend or propose to amend its Articles of Incorporation or Bylaws; (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to shares of its capital stock; (iv) redeem, purchase or acquire or offer to acquire any shares of its capital stock or other securities; (v) create any subsidiaries; (vi) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (c) ETC-Texas shall not (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or any options, warrants, conversion privileges or rights of any kind to acquire any shares of, its capital stock; (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division or the material assets thereof; (iii) incur any indebtedness for borrowed money, issue any debt securities or guarantee any indebtedness to others; or (iv) enter into or modify any contract, agreement, commitment or arrangement with respect to any of the foregoing;

         (d) ETC-Texas shall not enter into any employment, severance or similar agreements or arrangements with, or grant any bonus, salary increase, severance or termination pay to, any officers or directors;

         (e) ETC-Texas shall not adopt any bonus, profit sharing, compensation, stock option, pension, retirement, deferred compensation, employment or other employee benefit plan, agreement, trust, fund or arrangement for the benefit or welfare of any employee;

         (f) Except as otherwise required by its Articles of Incorporation or Bylaws, by this Agreement or by applicable law, ETC-Texas shall not call any meeting of its shareholders;

         (g) ETC-Texas shall (i) use their best efforts not to take any action which would render, or which reasonably may be expected to render, any representation or warranty made by it in this Agreement untrue at any time prior to the Closing Date as if then made; and (ii) notify Transaction Corp. of any emergency or other change in the normal course of its business or in the operation of its properties and of any tax audits, tax claims, governmental or third party complaints, investigations or hearings (or communications indicating that the same may be contemplated) if such emergency, change, audit, claim, complaint, investigation or hearing would be material, individually or in the aggregate, to the financial condition, results of operations or business of ETC-Texas, or to the ability of any of the parties hereto to consummate the transactions contemplated by this Agreement;

         (h) ETC-Texas shall notify Transaction Corp. promptly of any material adverse event or circumstance affecting ETC-Texas (including the filing of any material litigation against ETC-Texas or the existence of any dispute with any person or entity which involves a reasonable likelihood of such litigation being commenced); and

         (i) ETC-Texas shall comply with all legal requirements and contractual obligations applicable to its operations and business and pay all applicable taxes.

5.2 Other Actions. Unless approved in writing by Transaction Corp., ETC-Texas shall not take any action or permit any action to occur that might reasonably be expected to result in any of the representations and warranties of ETC- Texas contained in this Agreement becoming untrue after the date hereof or any of the conditions to the Closing set forth in Article 7 of this Agreement not being satisfied.





AGREEMENT AND PLAN OF MERGER - Page 8

                                   ARTICLE 6
                             ADDITIONAL AGREEMENTS

6.1 Access and Information. Except for information relating to any claims any party may have against the other, ETC-Texas and Transaction Corp. shall each afford to the other and to the other's financial advisors, legal counsel, accountants, consultants and other representatives full access during normal business hours throughout the period prior to the Effective Time to all of its books, records, properties and personnel and, during such period, each shall furnish promptly to the other (a) a copy of each report, schedule and other document filed or received by it pursuant to the requirements of federal or state securities laws, and (b) all other information as such other party may reasonably request. Each party shall hold in confidence all non-public information until such time as such information is otherwise publicly available and, if this Agreement is terminated, each party will upon written request deliver to the other all documents, work papers and other material obtained by such party or on its behalf from the other party as a result of this Agreement or in connection herewith, whether so obtained before or after the execution hereof.

6.2 Registration Statement. ETC-Texas and Transaction Corp. shall jointly prepare and file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Registration Statement") under the Securities Act with respect to all issued and outstanding Transaction Corp. Common Stock as well as stock to be issued in the Merger. The Registration Statement shall also serve as the proxy statement with the respect to the meetings of the respective shareholders of ETC-Texas and Transaction Corp. to approve the Merger and the transactions contemplated thereby. ETC-Texas and Transaction Corp. shall use their reasonable best efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. ETC-Texas and Transaction Corp. shall use their reasonable best efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities or blue sky permits or approvals required to carry out the transactions contemplated by the Registration Statement. The Registration Statement, when declared effective by the SEC, will not include an untrue statement of material fact or omit to state a material fact which is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it is made.

6.3 Press Releases. ETC-Texas and Transaction Corp. shall consult with each other as to the form and substance of any press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby; provided, however, that nothing in this Section 6.3 shall be deemed to prohibit any party hereto from making any disclosure that is required to fulfill such party's disclosure obligations imposed by law, including, without limitation, federal, state or provincial securities laws.

                                   ARTICLE 7
                             CONDITIONS TO CLOSING

7.1 Conditions to Obligations of Each Party to Effect the Closing. The respective obligations of each party to effect the Closing shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

         (a) Transaction Corp. will have been continued and domesticated in the State of Delaware;

         (b) The Registration Statement shall have been deemed and declared effective by the SEC, no stop order with respect thereto shall be in effect and no proceedings for the purpose of suspending the effectiveness of the Registration Statement shall have been issued by the SEC;

         (c) The Merger shall have been approved by the shareholders of ETC-Texas and Transaction Corp., respectively, in accordance with the laws of the State of Texas and the Province of Alberta, respectively; and

         (d) No order shall have been entered and remain in effect in any action or proceeding before any foreign, federal or state court or governmental agency or other foreign, federal or state regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions contemplated hereby.





AGREEMENT AND PLAN OF MERGER - Page 9

7.2 Additional Conditions to Transaction Corp.'s Obligations. The obligations of Transaction Corp. to effect the Closing are subject to the satisfaction of the following additional conditions on or before the Closing
Date:

         (a) The representations and warranties set forth in Article 4 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;

         (b) ETC-Texas shall have performed, in all material respects, each obligation and agreement and complied with each covenant to be performed and complied with by it under Articles 5 and 6 of this Agreement prior to the Closing Date;

         (c) All consents by governmental or regulatory agencies or otherwise that are required for the consummation of the transactions contemplated hereby or that are required for Transaction Corp. to own, operate or control ETC-Texas or any portion of the assets of ETC-Texas to prevent a breach of or a default under or a termination of any agreement material to ETC-Texas to which ETC-Texas is a party or to which any material portion of the assets of ETC-Texas is subject, will have been obtained;

         (d) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded or which might adversely affect the right of Transaction Corp. to own, operate or control ETC-Texas;

         (e) Transaction Corp. and its financial and legal advisors shall have completed a due diligence review of the business, operations and financial statements of ETC-Texas, the results of which shall be satisfactory to Transaction Corp. in its sole discretion; and

         (f) At the Closing, ETC-Texas shall have delivered or caused to be delivered to Transaction Corp. the following:

                 (i) a certificate executed on behalf of ETC-Texas stating that the conditions set forth in Sections 7.2(a) through (d) of this Agreement have been satisfied;

                 (ii) certified copies of the resolutions duly adopted by ETC-Texas' Board of Directors authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                 (iii) certified copies of resolutions duly adopted by ETC-Texas' shareholders authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                 (iv) certificates of good standing or comparable certificates for ETC-Texas from the jurisdiction of its incorporation and from every jurisdiction where a failure to be qualified or licensed would have a material adverse effect on its financial condition, results of operations or business, dated not earlier than five (5) days prior to the Closing Date;

                 (v) a copy of ETC-Texas' Articles of Incorporation certified as of a recent date by the Secretary of State of the State of Texas;

                 (vi) an incumbency certificate of the officers of ETC-Texas;
                 and

                 (vii) such other documents as Transaction Corp. may reasonably request in connection with the transactions contemplated hereby.

7.3 Additional Conditions to ETC-Texas' Obligations. The obligations of ETC-Texas to effect the Closing are subject to the satisfaction of the following conditions on or before the Closing Date:

         (a) The representations and warranties set forth in Article 3 of this Agreement will be true and correct in all material respects as of the date hereof and at and as of the Closing Date as though then made;





AGREEMENT AND PLAN OF MERGER - Page 10

         (b) Transaction Corp. shall have performed, in all material respects, each obligation and agreement and complied with each covenant required to be performed and complied with by it under Article 6 of this Agreement prior to the Closing Date;

         (c) No action or proceeding before any court or governmental body will be pending or threatened wherein a judgment, decree or order would prevent any of the transactions contemplated hereby or cause such transactions to be declared unlawful or rescinded;

         (d) On the Closing Date, Transaction Corp. shall have delivered to ETC-Texas the following:

                 (i) a certificate executed on behalf of Transaction Corp. stating that the conditions set forth in Sections 7.3(a) through (c) of this Agreement have been satisfied;

                 (ii) certified copies of resolutions duly adopted by Transaction Corp.'s Board of Directors authorizing and approving the Merger and the execution, delivery and performance of this Agreement;

                 (iii) certified copies of the resolutions duly adopted by the shareholders of Transaction Corp. authorizing and approving the Merger and the execution, delivery and performance this Agreement;

                 (iv) a good standing certificate for Transaction Corp. from the Secretary of State of the State of Delaware, dated not earlier than five (5) days prior to the Closing Date;

                 (v) a copy of Transaction Corp.'s Certificate of Incorporation certified by the Secretary of State of the State of Delaware;

                 (vi) an incumbency certificate of the officers of Transaction Corp.; and

                 (vii) such other documents as ETC-Texas may reasonably request in connection with the transactions contemplated hereby.

                                   ARTICLE 8
                                    REMEDIES

8.1 Indemnification by ETC-Texas. Subject to the terms and conditions of this Article 8, ETC-Texas agrees to indemnify, defend and hold Transaction Corp. and its directors, officers, agents, attorneys and affiliates harmless from and against all losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, attorneys' fees and expenses (collectively, "Damages"), asserted against or incurred by any such person or entity by reason of or resulting from a breach of any representation, warranty or covenant of ETC-Texas contained in this Agreement.

8.2 Indemnification by Transaction Corp. Subject to the terms and conditions of is Article 8, Transaction Corp. hereby agrees to indemnify, defend and hold ETC-Texas and its directors, officers, agents, attorneys and affiliates harmless from and against all Damages asserted against or incurred by any such person or entity by reason of or resulting from a breach of any representation, warranty or covenant of Transaction Corp. contained in this Agreement.

8.3 Conditions of Indemnification. The respective obligations and liabilities of ETC-Texas and Transaction Corp. (the "indemnifying party") to the other (the "party to be indemnified") under Sections 8.1 and 8.2 with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

         (a) Within 20 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, the party to be indemnified shall give the indemnifying party written notice





AGREEMENT AND PLAN OF MERGER - Page 11
         thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided that the party to be indemnified may participate in the defense with counsel of its own choice, the fees and expenses of which counsel shall be paid by the party to be indemnified unless
         (i) the indemnifying party has agreed to pay such fees and expenses,
         (ii) the indemnifying party has failed to assume the defense of such action or (iii) the named parties to any such action (including any impleaded parties) include both the indemnifying party and the party to be indemnified and the party to be indemnified has been advised by counsel that there may be one or more legal defenses available to it that are different from or additional to those available to the indemnifying party (in which case, if the party to be indemnified informs the indemnifying party in writing that it elects to employ separate counsel at the expense of the indemnifying party, the indemnifying party shall not have the right to assume the defense of such action on behalf of the party to be indemnified, it being understood, however, that the indemnifying party shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of more than one separate firm of attorneys at any time for the party to be indemnified, which firm shall be designated in writing by the party to be indemnified).

         (b) If the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense, subject to the right of the indemnifying party to assume the defense of such claims at any time prior to settlement, compromise or final determination thereof.

         (c) Notwithstanding the foregoing, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified.

         (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

8.4 Waiver. No waiver by any party of any default or breach by another party of any representation, warranty, covenant or condition contained in this Agreement shall be deemed to be a waiver of any subsequent default or breach by such party of the same or any other representation, warranty, covenant or condition. No act, delay, omission or course of dealing on the part of any party in exercising any right, power or remedy under this Agreement or at law or in equity shall operate as a waiver thereof or otherwise prejudice any of such party's rights, powers and remedies. All remedies, whether at law or in equity, shall be cumulative and the election of any one or more shall not constitute a waiver of the right to pursue other available remedies.

8.5 Remedies Not Exclusive. The remedies provided in this Article 8 shall not be exclusive of any other rights or remedies available to one party against the other, either at law or in equity.

                                   ARTICLE 9
                                  TERMINATION

9.1 Termination by Mutual Consent. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by the mutual consent of the parties hereto.

9.2 Termination by Any Party. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of any party hereto if a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission





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
shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause shall have used all reasonable efforts to remove such injunction, order or decree.

9.3 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 9, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to Section 6.1.

                                   ARTICLE 10
                               GENERAL PROVISIONS

10.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally, sent by telex, telecopy, facsimile or overnight courier, or mailed by registered or certified mail (postage prepaid and return receipt requested), to the party to whom the same is so delivered, sent or mailed at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a) if to Transaction Corp.:

                 5025 Arapaho Road, Suite 515
                 Dallas, Texas 75248
                 Attn: L. Cade Havard
                 Phone:  (214) 980-0900
                 Fax:    (214) 980-0929

         (b) if to ETC-Texas:

                 5025 Arapaho Road, Suite 515
                 Dallas, Texas 75248
                 Attn: L. Cade Havard
                 Phone:  (214) 980-0900
                 Fax:    (214) 980-0929

10.2 Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. References to Sections and Articles refer to sections and articles of this Agreement unless otherwise stated.

10.3 Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated and the parties shall negotiate in good faith to modify this Agreement to preserve each party's anticipated benefits under this Agreement.

10.4 Miscellaneous. This Agreement (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof; (b) except as expressly set forth herein, is not intended to confer upon any other person any rights or remedies hereunder and (c) shall not be assigned by operation of law or otherwise.

10.5 Separate Counsel. Each party hereby expressly acknowledges that it has been advised and urged to seek its own separate legal counsel for advice with respect to this Agreement.

10.6 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING VALIDITY, INTERPRETATION AND EFFECT, BY THE LAWS OF THE STATE OF TEXAS, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICT OF LAWS THEREOF.





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
10.7 Counterparts. This Agreement may be executed in two or more counterparts which together shall constitute a single agreement.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

ETC-TEXAS:

ELECTRONIC TRANSMISSION CORPORATION


By:      /s/ L. Cade Havard
         -----------------------------
         Name: L. Cade Havard
         Its:  Chief Executive Officer


TRANSACTION CORP.:

ETC TRANSACTION CORPORATION


By:      /s/ L. Cade Havard
         -----------------------------
         Name: L. Cade Havard
         Its:  Chief Executive Officer





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